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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                    FORM 8-K



                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported) : JANUARY 8, 2003





                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)





            DELAWARE                      1-10235                36-3555336
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                                 630 DUNDEE ROAD
                           NORTHBROOK, ILLINOIS 60062
          (Address of principal executive offices, including zip code)



                                 (847) 498-7070
                         (Registrant's telephone number)


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ITEM 5. OTHER INFORMATION

On January 8, 2003, IDEX Corporation announced that it expects fourth quarter 2002 sales and orders each to be approximately $190 million and net income to be in the range of $11.5 to $12.5 million, or 35 to 38 cents per diluted share. In the same 2001 period, sales and orders were $169 million and $161 million, respectively, and net income was $4.3 million, or 14 cents per diluted share. Net income in the fourth quarter of 2001 was unfavorably affected by two items on an after tax basis - $3.0 million in goodwill amortization (which is not currently subject to amortization under U.S. GAAP) and $3.6 million of restructuring charges. In the third quarter of 2002, sales and orders each totaled approximately $189 million and net income was $14.8 million, or 45 cents per diluted share. IDEX will announce its actual 2002 fourth quarter and full-year financial results on January 23, and hold its scheduled quarterly conference call at 1:30 p.m. CST.

While the pace of incoming orders and sales has not substantially changed from the third quarter, the mix of IDEX's business has, with sales from certain higher margin base businesses in the Pump Products Group being lower than the prior quarter. In addition, the estimated lower net income reflects investments the Company is making to generate future top- and bottom-line growth, and certain higher-than-normal expenses incurred in the quarter that are not expected to continue in the future. The comparison of anticipated fourth quarter results with the same 2001 period is expected to show that higher operating income from increased sales volume will be largely offset by IDEX's investments in the businesses and certain higher expenses.

While the anticipated fourth quarter performance will show a sequential decline in earnings, IDEX's management believes the investments being made are sensible for the future of the business. The Company remains committed to the operational excellence and global sourcing initiatives. In addition, IDEX will continue to fine-tune the resource levels in all of its operations based on the current operating environment.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                                IDEX CORPORATION


                                                /s/   WAYNE P. SAYATOVIC
                                                --------------------------------
                                                Wayne P. Sayatovic
                                                Senior Vice President--Finance,
                                                And Chief Financial Officer

January 10, 2003